EXHIBIT 3.1

ARTICLES OF CORRECTION

OF

RESTATED ARTICLES OF INCORPORATION

OF

PW EAGLE, INC.

Pursuant to the provisions of Minnesota Statutes, Section 5.16, the Restated Articles of Incorporation of PW Eagle, Inc. filed with the Secretary of State of the State of Minnesota on December 5, 2006 which set forth the incorrect number of authorized and undesignated shares in Section 3.1 are hereby corrected to show Section 3.1 as follows:

3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 49,990,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 30,000,000 common shares and 19,990,000 undesignated shares, of which 2,000,000 shares are designated as Series A preferred stock and 3,500,000 shares are designated as Class B common stock. The Board of Directors of the corporation is authorized to establish from the remaining undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the Company.

Dated: February 6, 2007	/s/ Scott Long
Scott Long, Secretary

RESTATED ARTICLES OF INCORPORATION

OF

PW EAGLE, INC.

ARTICLE 1 – NAME

1.1) The name of the corporation shall be PW Eagle, Inc.

ARTICLE 2 – REGISTERED OFFICE

2.1) The registered office of the corporation is located at Capitol Professional Building, 590 Park Street, Suite 6, St. Paul, MN 55103.

ARTICLE 3 – CAPITAL STOCK

3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 50,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 30,000,000 common shares and 20,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issues rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

ARTICLE 4 – RIGHTS OF SHAREHOLDERS

4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5 – DIRECTORS

5.1) Written Action by Directors. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors.

ARTICLE 6 – MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 7 – AMENDMENT OF ARTICLES OF INCORPORATION

7.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 8 – LIMITATION OF DIRECTOR LIABILITY

8.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

PW EAGLE, INC.

DESIGNATION OF SERIES A 7% CONVERTIBLE PREFERRED STOCK

2,000,000 shares of the corporation’s undesignated shares shall be designated as Series A 7% Convertible Preferred Stock. The rights and preferences of the Series A 7% Convertible Preferred Stock (the “Series A Shares”) shall be as follows:

(a) Dividends. The holders of the Series A Shares shall be entitled to receive out of any funds at any time legally available for the declaration of dividends, when and as declared by the Board of Directors, cash dividends at the rate of 7% of the liquidation payment provided in subparagraph (c) hereof per annum per share, such dividends to be payable quarterly each March 31, June 30, September 30 and December 31, provided that the first dividend shall not be payable until March 31, 1994. Dividends on shares of the Series A Shares shall on the date they are issued be cumulative, whether or not earned. In no event shall any dividend be paid or declared, nor shall any distribution be made on the corporation’s Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired by the corporation for value, unless all dividends on the Series A Shares for all past periods shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

(b) Voting. Each holder of Series A Shares will have the right to vote for all shareowner purposes the number of votes that is equal to the number of shares of Common Stock into which such holder’s Series A Shares are then convertible, as hereinafter provided. Except as otherwise required by law, the holders of Series A Shares shall vote together with the holders of Common Stock as though the Series A Shares and Common Stock were a single class.

(c) Liquidation. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, before any other distribution or payment is made to the holders of the Common Stock, the holders of Series A Shares will be entitled to receive, out of the assets of the corporation legally available therefore, a liquidation payment in cash for Series A Share equal to $2.00 (subject to equitable adjustment in the event of any stock dividend, split, distribution or combination with respect to Series A Shares). In addition to such amount, a further amount equal to the dividends accumulated and unpaid thereon to the date of such liquidation payment will also be paid. At any time prior to the making of a liquidation payment, a holder of the Series A Shares made convert, at the holder’s option, the holder’s Series A Shares into shares of Common Stock in accordance with the provisions set forth below. If upon any liquidation or dissolution of the corporation, the assets available for distribution are insufficient to pay the holders of all outstanding Series A Shares such amount per Series A Share, the holders of Series A Shares will share pro rata in any distribution of assets.

(d) Redemption. Neither the holders of Series A Shares nor the corporation will have the right to require the redemption of all or any part of the outstanding Series A Shares.

(e) Conversion Right. At the option of the holder thereof, each Series A Shares will be convertible into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of s share) of Common Stock of the corporation equal to the number obtained by dividing $2.00 by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The initial price at which shares of Common Stock will be delivered upon conversion of a Series A Share (the “Conversion Price”) will be $2.00 per share of Common Stock and, accordingly, the initial conversion rate shall be one share of Common Stock for each Series A Share. The initial Conversion Price will be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions will govern such right of conversion:

(1) Certificates. In order to convert Series A Shares into shares of Common Stock of the corporation, the holder thereof will surrender at the office of the corporation (or at such other office or offices, if any, as the Board of Directors may designate), the certificate or certificates therefore, duly endorsed to the corporation or in blank. Further, the holder will give written notice to the corporation at such office that such holder elects to convert such shares. Series A Shares will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided. The person entitled to receive the shares of Common Stock of the corporation issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the corporation will issue and deliver, or cause to be issued and delivered, at such office a certificate or certificates for the number of shares of Common Stock of the corporation issuable upon conversion.

(2) Adjustment to Conversion Price. The Conversion Price will be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion price each holder of Series A Shares will thereafter be entitled to receive the number of shares of Common Stock of the corporation obtained by dividing $2.00 by the Conversion Price after the adjustment.

(3) Subdivision of Shares. In case the corporation at any time subdivides its outstanding shares of Common Stock into a greater number of shares, whether by stock split, stock dividend or otherwise, the Conversion Price in effect immediately prior to such Subdivision will be proportionately reduced. Conversely, in case the outstanding shares of Common Stock of the corporation are combined into a smaller number of shares, whether by reverse stock split or otherwise, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(4) Reorganizations; Mergers, Etc. If any capital reorganization or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation is effected in such a way that holders of the Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision will be made whereby the holders of Series A Shares will thereafter have the right to receive (upon the basis and the terms and conditions specified herein) upon the conversion of Series A Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of the Series A Shares had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision will be made with respect to the rights and interests of the holders of Series A Shares to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series A Shares) are thereafter applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Shares. The corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, assumes by written instrument executed and mailed to the holders of Series A Shares, as the last addresses of such holders appearing on the books of the corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

(5) Adjustment Notices. Upon any adjustment of the Conversion Price, then and in each case the corporation will give written notice thereof, by first class mail, postage prepaid, addressed to the holders of Series A Shares at the addresses of such holders as shown on the books of the corporation. Such notice will state the Conversion Price resulting from such adjustment and the increase or decrease, if any, and the number of shares receivable at such price upon the conversion of Series A Shares. Such notice will set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(6) Prior Notice of Certain Events. In case at any time:

(A) the corporation shall pay any dividends payable in stock upon its shares of Common Stock, or makes any distribution other than cash distributions to the holders of its shares of Common Stock;

(B) the corporation offers for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(C) there is any capital reorganization, or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with, or sale of all or substantially all of its assets to, another corporation; or

(D) there is a voluntary or involuntary dissolution, liquidation or winding up of the corporation;

then, in any one or more of such cases, the corporation will give written notice, by first class mail, postage prepaid, addressed to the holders of Series A Shares at the addresses of such holders as shown on the books of the corporation, of the date on which (i) the books of the corporation will close or a record will be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up will take place, as the case may be. Such notice will also specify the date as of which the holders of Common Stock of record will participate in such dividend, distribution or subscription rights, or will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice will be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the corporation’s transfer books are closed with respect thereto. At any time prior to such date the holders of the Series A Shares, at their option, may convert their Series A Shares into shares of Common Stock in accordance with the terms hereof.

(7) Common Stock. As used in this Section 3.4(e), the term “Common Stock” means and includes the corporation’s presently authorized shares of Common Stock. The term “Common Stock” also includes any capital stock of any class of the corporation hereafter authorized which is not limited to a fixed amount or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares receivable pursuant to conversion of Series A Shares will include shares designated as Common Stock of the corporation as of the date of issuance of such Series A Shares.

(8) Factional Shares. The corporation shall not be required to issue fractional shares of Common Stock upon conversion of the Series A Shares. If the corporation does not issue fractional shares, the corporation will pay a cash amount equal to the same fraction of the Market Price per share of Common Stock as of the close of business on the day of conversion. As used in this Section (e), “Market Price” means the average of the high and low prices of the Common Stock sales on all exchanges on which the Common Stock may at the time be listed. If there will have been no sales on any such exchange on any such day, the Market Price means the average of the bid and asked prices at the end of such day. If the Common Stock is not so listed, the Market Price means the average of the bid and asked prices at the end of the day in the over-the-counter market, the Market Price will be deemed to be the higher of (i) the book value thereof as determined by any firm or independent public accountants of recognized standing selected by the Board of Directors of the corporation as of the last day of any month ending with 60 days preceding the date as of which the determination is to be made, or (ii) the corporation as of or date which is within 15 days of the date as of which the determination is to be made.

(f) Mandatory Conversion. The Series A Shares may be converted into shares of Common Stock of the corporation upon five days notice by the Board of Directors of the corporation to the holders of the Series A Shares at any time after the Common Stock of the corporation trades in a public market for 20 consecutive trading days at an average of the bid and asked prices greater than $4.00 per share. Each holder of the former Series A Shares so converted will be entitled to receive the full number of shares of Common Stock into which such Series A Shares held by such holder would have been converted if such holder had exercised such holder’s conversion prior to the conversion and the corporation shall forthwith issue and deliver to such holder the certificate(s) therefore. Upon such conversion, each holder of Series A Shares shall forthwith surrender such holder’s certificate(s) for such former Series A Shares.

PW EAGLE, INC.

DESIGNATION OF CLASS B COMMON STOCK

As used in this Designation of Class B Common Stock, the term “Common Stock” shall mean the corporation’s presently authorized shares of common stock, $.01 par value.

(a) Designation and Number. The class of common stock established hereby shall be designated as Class B Common Stock (herein called the “Class B Common Stock”) which shall have a par value of $.01 per share and the authorized number of the shares of such class shall be 3,500,000, which authorized number shall not be subject to increase. Except as otherwise provided by law and except as stated below, all shares of Class B Common Stock shall be identical in all respects and have equal rights and privileges including without limitation the right to share ratably, together with all other shares of Common Stock, on a per share basis (i) in such cash, stock, or other dividends and distributions as from time to time may be declared by the Board of Directors of the corporation and (ii) in all distributions in assets or funds of the corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(b) Voting Rights. Except as otherwise required by law, the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to stockholders for a vote.

(c) Conversion. Each holder of Class B Common Stock shall have the right at any time and from time to time to convert any or all shares of Class B Common Stock registered in the name of such holder into an equal number of shares of Common Stock.

(d) Mergers, Consolidations, Sales. In the case of any consolidation or merger of the corporation with another entity, or any reorganization or reclassification of the Common Stock or other equity securities of the corporation, then, as a condition of such consolidation, merger, reorganization or reclassification, lawful and adequate provision shall be made whereby the holders of the Class B Common Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Class B Common Stock to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such Class B Common Stock.